Exhibit 99.1
Press Release

FOR IMMEDIATE RELEASE	CONTACT INFO Michelle R. Saari Investors Real Estate Trust PO Box 1988 12 Main Street S Minot, North Dakota 58701 phone: 701.837.4738 fax: 701.838.7785 email: msaari@iret.com

Date: January 16, 2009

16, 2009 - Investors Real Estate Trust (tickers: IRET and IRETP; exchange: NASDAQ Global Select Market) announced today a Senior Management succession plan approved by its Board of Trustees.

In accordance with long-standing plans, effective September 17th, 2009, Thomas A. Wentz Sr., President and Chief Executive Officer of IRET, will be succeeded in those positions by Timothy P. Mihalick who currently serves as Senior Vice President and Chief Operating Officer of the Company.

Mr. Wentz, 73, a founder of IRET, has served as an officer of the Company since its formation in 1970. He will continue as an employee of the company on a part-time basis as a Senior Vice President and as Chief Investment Officer overseeing the acquisition of additions to the Company’s real estate portfolio. He is a graduate of Harvard College and Harvard Law School.

Mr. Mihalick, 49, joined IRET in 1981 as a Financial Officer. He was named a Vice President in 1992 and as Chief Operating Officer in 1997. He has served as a member of the Company’s Board of Trustees since 1999 and is a graduate of Minot State University.

Thomas A. Wentz Jr., currently a Senior Vice President-Asset Management and Finance for the Company, will become the Chief Operating Officer. Mr. Wentz, 42, joined IRET in 1999 and has been a member of its Board of Trustees since 1996. He is a graduate of Harvard College and the University of North Dakota Law School.

The remainder of the IRET Senior Management Team will remain in their current positions following this transition in September of 2009 as follows:

Diane K. Bryantt is Senior Vice President and Chief Financial Officer of IRET. Ms. Bryantt, 44, joined IRET in 1996 and has served as CFO since 2002. She is a graduate of Minot State University.

Kelly A. Walters is Senior Vice President-Capital Markets and New Business Development for the Company. Mr. Walters, 48, joined IRET in 2006 in conjunction with the Company’s acquisition of a real estate portfolio from Magnum Resources, Inc., Omaha, NE, where he served as Senior Vice President for ten years. He is a graduate of the University of Nebraska at Omaha and received his MBA from the University of Nebraska.

Michael A. Bosh is Senior Vice President, General Counsel and Corporate Secretary of the Company. Mr. Bosh, 38, joined IRET in 2002. He is a graduate of Jamestown College and of Washington and Lee University School of Law.

Karin M. Wentz is a Senior Vice President and Chief Compliance Officer, Assistant Secretary and Associate General Counsel. Ms. Wentz, 49, joined IRET in 2003 and is a graduate of Harvard College, The University of London School of Oriental and African Studies, and the University of Michigan Law School.

Charles A. Greenberg is Senior Vice President-Commercial Asset Management of the Company. Mr. Greenberg, 49, joined IRET in 2005 and is a graduate of the University of Wisconsin-Madison.

Investors Real Estate Trust is a real estate investment trust headquartered in Minot, North Dakota, with additional offices in Minneapolis, Minnesota, and Omaha, Nebraska. As of October 31, 2008, IRET owned 165 commercial properties consisting of office, medical, industrial and retail properties, with a total of approximately 11.6 million square feet, and 77 multi-family apartment communities with a total of 9,564 units, with properties located primarily in the Midwest. For more company information, visit the Investors Real Estate Trust website at www.iret.com.